HARBOR FEDERAL BANCORP, INC.


                                                   PRESS RELEASE
                                                   -------------


                      HARBOR FEDERAL BANCORP
                    ANNOUNCES STOCK REPURCHASE

     Baltimore, Maryland - September 2, 1999....Harbor Federal
Bancorp, parent of Harbor Federal Savings Bank announced today that it is commencing a stock repurchase program to acquire an additional 83,826 shares or 5% of outstanding common stock.

     Robert A. Williams, President of the Corporation, stated that the Board of Directors has authorized the repurchase program which is expected to be completed by August 2000. Mr. Williams explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. It is expected that a reduction in the amount of the Corporation's outstanding stock would have the effect of increasing the Corporation's per share earnings.

     The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     According to Mr. Williams, the repurchases generally would be affected through open market purchases.

     The Company's common stock is listed on the NASDAQ stock market's national market and trades under the symbol "HRBF".






                   Administrative Office * Towson
              705 York Road * Baltimore, MD 21204-2562
                     Telephone (410) 321-7041
                       Fax: (410) 296-0852